EXHIBIT 5

[Watkins Ludlam Winter & Stennis, P.A. Letterhead]

July 18, 2000

Board of Directors
First M&F Corporation
221 East Washington
Kosciusko, MS 39090

Gentlemen:

        With reference to the registration statement which First M&F Corporation (the "Company") proposes to file with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), registering 124,326 common shares (par value $5.00 per share) of the Company (the "Shares"), we are of the opinion that:

       (1)    The Company is a corporation duly organized and validly existing under the laws of the State of Mississippi.

       (2)    All proper corporate proceedings have been taken so that the Shares have been duly authorized, legally issued, fully paid and nonassessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Opinion” in the Proxy Statement comprising Part I of the Registration Statement.

                                  Sincerely,

                                  WATKINS LUDLAM WINTER & STENNIS, P.A.